Exhibit 23.2

CONSENT OF GRANT THORNTON LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 1, 2004, except for the third paragraph of Note 8 as to which the date is April 8, 2005, and for the last column in the first table of footnote 6, as to which the date is April 11, 2005, accompanying the consolidated financial statements of Blue Pumpkin Software, Inc., for the year ended May 31, 2004, included in the Form 8-K/A (Amendment No. 2) of Witness Systems, Inc. dated April 13, 2005. We consent to the incorporation by reference of said report in this Registration Statement of Witness Systems, Inc. on Form 424(b)(5) Final Supplement and 462(b) Registration Statement.

/s/ Grant Thornton LLP

San Jose, California
December 2, 2005